EXHIBIT 21

TEXAS REGIONAL BANCSHARES, INC.
LIST OF SUBSIDIARIES
DECEMBER 31, 2000

                                                                                     PERCENTAGE OF
DECEMBER 31, 2000                                                 JURISDICTION OF   VOTING SECURITIES
NAME                                             DOMICILE          ORGANIZATION           OWNED
--------------------------------------------------------------------------------------------------------
Texas Regional Delaware, Inc.                Wilmington, DE          Delaware             100%
Texas State Bank                              McAllen, TX             Texas               100%
TSB Securities, Inc.                          McAllen, TX             Texas               100%
TSB Properties, Inc.                          McAllen, TX             Texas               100%
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

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